As filed with the Securities and Exchange Commission on July 3, 2014

Registration No. 333-195378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ContraFect Corporation

(Exact name of registrant as specified in its charter)

Delaware	2834	39-2072586
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julia P. Gregory, Chief Executive Officer

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jonathan DeSantis, Esq. Christopher M. Forrester, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Fax: (646) 848-5085	Barry I. Grossman, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff, Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Telephone: (212) 370-1300 Fax: (646) 370-7889

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-195378) is solely to refile Exhibit 3.2 and to file Exhibits 4.1, 4.7, 5.1, 23.2 and 23.3. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the offered securities being registered. All of the amounts shown are estimated except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fees.

Amount to be Paid
SEC registration fee	$7,164
FINRA filing fee	3,950
NASDAQ Capital Stock Market listing fees	50,000
Printing and engraving expenses	275,000
Legal fees and expenses	1,497,500
Accounting fees and expenses	562,500
Transfer agent and registrar fees	5,000
Miscellaneous fees and expenses	5,000

Total	$2,406,114

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation will provide that to the fullest extent permitted by the DGCL, none of our directors shall be liable to our company or our stockholders for monetary damages arising from a breach of fiduciary duty owed to our company or our stockholders. In addition, our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers in which we will agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

(a)	Issuances of Securities

In August and September 2010, we issued and sold an aggregate of 4,651,163 shares of our series B preferred stock to accredited investors at a price per share of $2.58 for an aggregate purchase price of $12,000,000. Of these, 1,937,985 shares were purchased by entities beneficially owned by Mr. Blech, an investor who would become a member of our board of directors for an aggregate purchase price of $5,000,000. The placement agent received aggregate fees of $1,061,930 and warrants for the purchase of an aggregate of 133,885 shares of our common stock related to this sale of stock.

During 2011, we issued and sold an aggregate of 401,418 shares of our common stock for an aggregate purchase price of $225,600. Of these, 258,569 shares were purchased by Dr. Barer, Dr. Scheinberg and entities beneficially owned by Mr. Blech, each of who were members of our board of directors, for an aggregate purchase price of $125,600. We also issued 715 shares of our common stock exchange for services.

From August to December 2011, we issued and sold an aggregate of 6,146,374 shares of our series C preferred stock to accredited investors at a price per share of $3.30 for an aggregate purchase price of $20,283,034. Of these, 534,546 shares were purchased by Dr. Scheinberg and entities beneficially owned by Mr. Blech, who were members of our board of directors for an aggregate purchase price of $1,764,000. The placement agent received aggregate fees of $1,192,036 and warrants for the purchase of an aggregate of 102,907 shares of our common stock related to this sale of stock.

In September 2011, we issued 30,303 shares of our series C preferred stock in exchange for an initial payment for licensed technology.

In January 2012, we issued and sold an aggregate of 10,606 shares of our series C preferred stock to accredited investors at a price per share of $3.30 for an aggregate purchase price of $35,000.

In September 2012, we issued and sold an aggregate of 2,903,626 shares of our series C preferred stock at a price per share of $3.30 for an aggregate purchase price of $9,581,966. Of these, 2,613,264 shares were purchased by an Alpha Springs Ltd., an entity beneficially owned by Mr. Zan, an investor who would become a member of our board of directors, for an aggregate purchase price of $8,623,771. A consultant received aggregate fees of $478,893 related to this sale of stock.

In January 2013, we issued 5,580 shares of our common stock in exchange for licensed technology.

From June to October 2013, we issued and sold an aggregate of $11,963,650 of our 8% senior convertible notes due 2015 at 100% of face value. $1,000,000 of these notes was purchased by Dr. Barer, who was Chairman of our board of directors, at 100% of face value. The placement agent received aggregate fees of $1,121,365 and a warrant for the purchase of shares of our common stock equal to 10% of the number of shares into which the 8% senior convertible notes due 2015 convert.

In March 2014, we issued 151,515 shares of our series C-1 preferred stock in exchange for licensed technology. We also issued and sold an aggregate of $1,155,000 of our Convertible Notes due 2015 at 100% of face value. $1,025,000 of these notes was purchased by Dr. Barer, who was Chairman of our board of directors, and Ms. Gregory, who was our Chief Executive Officer, at 100% of face value.

In June 2014, we issued and sold an aggregate of $1,881,350 of our 8% senior Convertible Notes due 2015 at 100% of face value. Mr. Low, one of our directors, purchased $90,000 principal amount of our Convertible Notes due 2015, at 100% of face value. Additionally, Alpha Spring Limited, for which Mr. Zan, one of our directors, is the sole director, purchased $831,350 principal amount of our Convertible Notes due 2015, at 100% of face value.

(b)	Stock Option Grants

Since inception, we have issued to certain employees, directors and consultants options to purchase an aggregate of 2,977,024 shares of common stock as of the date of this prospectus. As of the date of this prospectus, 2,856 options to purchase shares of common stock had been exercised, options to purchase 160,171 shares had been forfeited and options to purchase 2,813,997 shares remained outstanding at a weighted-average exercise price of $5.07 per share. Options exchanged pursuant to the Exchange Offer are excluded from these amounts.

The issuance of stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c)	Warrants

Since inception, and assuming an initial public offering price of $5.50 per unit, the midpoint of the price range listed on the front cover of this prospectus, we have issued warrants to purchase an aggregate of 4,956,457 shares of common stock as of the date of this prospectus. As of the date of this prospectus, warrants to purchase 314,277 shares of common stock had been exercised and warrants to purchase 4,642,180 shares of common stock remained outstanding at a weighted-average exercise price of $3.34 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The information required by this item is set forth on the exhibit index that follows the signature page of this registration statement.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because they are inapplicable, not required or the information is indicated elsewhere in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide, to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 3, 2014.

CONTRAFECT CORPORATION

By:	/s/ Julia P. Gregory
Julia P. Gregory Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints JULIA P. GREGORY and MICHAEL MESSINGER, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julia P. Gregory	Chief Executive Officer and Director (Principal Executive Officer) (Principal Financial Officer)	July 3, 2014
Julia P. Gregory

/s/ Michael Messinger	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	July 3, 2014
Michael Messinger

/s/ Sol Barer, Ph.D.	Chairman of the Board	July 3, 2014
Sol Barer, Ph.D.

/s/ Isaac Blech	Director	July 3, 2014
Isaac Blech

/s/ David N. Low, Jr.	Director	July 3, 2014
David N. Low, Jr.

/s/ Michael J. Otto	Director	July 3, 2014
Michael J. Otto

/s/ Roger Pomerantz, M.D.	Director, Vice Chairman	July 3, 2014
Roger Pomerantz, M.D.

/s/ David A. Scheinberg, M.D., Ph.D.	Director	July 3, 2014
David A. Scheinberg, M.D., Ph.D.

/s/ Cary W. Sucoff	Director	July 3, 2014
Cary W. Sucoff

/s/ Shengda Zan	Director	July 3, 2014
Shengda Zan

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation

3.2	Second Amended and Restated Bylaws

3.3*	Form of Amended and Restated Certificate of Incorporation, to be in effect prior to the closing of the Registrant’s initial public offering

4.1	Form of Common Stock Certificate

4.2**	Form of Class A Warrant Agreement

4.3**	Specimen Class A Warrant Certificate

4.4**	Form of Class B Warrant Agreement

4.5**	Specimen Class B Warrant Certificate

4.6**	Form of Unit Purchase Option

4.7	Form of Noteholder Warrant

4.8**	Specimen Unit Certificate

5.1	Opinion of Shearman & Sterling LLP

10.1**	License Agreement, between The Rockefeller University and ContraFect Corporation, dated July 12, 2011

10.2**	Lease Agreement, between Hudson View Building #3 LLC and ContraFect Corporation, dated December 1, 2010

10.3**	Lease Agreement, between Hudson View Building #3 LLC and ContraFect Corporation, dated January 1, 2012

10.4**	Form of Indemnification Agreement

10.5**	Employment Agreement by and between ContraFect Corporation and David Huang, M.D. dated June 30, 2011

10.6**	Employment Agreement by and between ContraFect Corporation and Julia P. Gregory dated April 29, 2014

10.7**	Employment Agreement by and between ContraFect Corporation and Michael Wittekind, Ph.D. dated March 6, 2012

10.8**	Separation Agreement between ContraFect Corporation and Robert Nowinski, M.D. dated December 18, 2013

10.9**	ContraFect Corporation Retention Bonus Plan

10.10**	ContraFect Corporation Retention Bonus Plan Award Agreement

10.11**	ContraFect Corporation Amended and Restated 2008 Equity Incentive Plan

10.12**	ContraFect Corporation Form of Stock Option Agreement

10.13**	ContraFect Corporation 2008 Equity Incentive Plan

10.14**	ContraFect Corporation 2014 Omnibus Incentive Plan

10.15**	License Agreement, between Trellis Bioscience LLC and ContraFect Corporation, dated January 29, 2014

10.16**	Amendment to the Trellis License Agreement, dated June 15, 2014

16.1**	Letter from EisnerAmper LLP, as to the change in certifying accountant, dated as of April 17, 2014

23.1	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of EisnerAmper LLP

24.1	Power of Attorney (on signature page)

*	To be filed by amendment.
**	Previously filed.